December 23, 1999

Microchip Technology Incorporated
2355 West Chandler Boulevard
Chandler, Arizona  85224

     RE: Registration Statement on Form S-8 For Issuance of Common Stock Under the Microchip Technology Incorporated Employee Stock Purchase Plan (the "Purchase Plan") and the Microchip Technology Incorporated 1997 Nonstatutory Stock Option Plan (the "Stock Option Plan")

Gentlemen:

I refer you to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 400,000 shares of Common Stock under the Purchase Plan, and (ii) 1,500,000 shares of Common Stock under the Stock Option Plan. I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Purchase Plan and the Stock Option Plan, and in accordance with the Registration Statement, such shares will be validly issued, fully-paid and non-assessable shares of the Company's Common Stock, par value $.001 per share.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Mary K. Simmons

Mary K. Simmons, Esq.
Vice President and General Counsel
Microchip Technology Incorporated